QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.01

Consent of Independent Auditors

The Board of Directors
CMD Technology, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-62744) on Form S-3 and (Nos. 333-88543, 333-95713, 333-35738, 333-44768, 333-61218 and 333-63900) on Form S-8 of Silicon Image, Inc. of our report dated February 2, 2001, except as to note 10 which is as of June 7, 2001, with respect to the balance sheets of CMD Technology, Inc. as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K/A of Silicon Image, Inc. dated August 10, 2001.

/s/ KPMG LLP
Orange County, California
August 10, 2001

QuickLinks

  Exhibit 23.01
Consent of Independent Auditors